UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2007

MAN SANG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-20877	87-0539570
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

21st Floor, Railway Plaza, 39 Chatham Road South,

Tsimshatsui, Kowloon,

Hong Kong SAR

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (852) 2317 5300

SECTION 2 – FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 12, 2007, Smartest Man Holdings Limited (“Purchaser”), an indirect wholly-owned subsidiary of Man Sang International Limited (“MSIL”), which is an indirect subsidiary of Man Sang Holdings, Inc. (the “Company”), completed the previously announced acquisition of (a) six (6) shares of HK$1.00 each (the “Sale Share”), representing six percent (6%) of the issued and outstanding share capital of China Pearls and Jewellery City Holdings Limited (“China Pearls”) and (b) certain outstanding shareholder’s loan due and owing by China Pearls to Tiptop Sky Holdings Limited (the “Vendor”) in the amount of not less than US$1,200,000 and HK$1,200,000 (equivalent to approximately US$153,846*) (the “Loan”), from the Vendor. The total consideration paid by the Purchaser for the acquisition of the Sale Share and the Loan was HK$60,000,000 (equivalent to approximately US$7,692,308*).

Man Sang Enterprise Ltd. (“MSEL”), a direct wholly-owned subsidiary of MSIL currently owns the entire issued and outstanding share capital of the Purchaser. After the completion of the above acquisition, the Company, through the Purchaser, currently indirectly owns fifty-five percent (55%) of the issued and outstanding share capital of China Pearls.

* The translations of Hong Kong dollar amounts into United States dollars are for convenience only and have been made at the rate of HK$7.8 to US$1, the approximate free rate of exchange as of April 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it behalf by the undersigned hereunto duly authorized.

Date: May 9, 2007	MAN SANG HOLDINGS, INC.

By:  /s/ CHENG Chung Hing, Ricky

CHENG Chung Hing, Ricky
Chairman of the Board, President and
Chief Executive Officer